004 Putnam Income Fund
4/30/15 Semi Annual

Because of the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  19,438
Class B	  464
Class C	  3,012
Class M   2,019

72DD2 (000s omitted)

Class R   489
Class R5  74
Class R6  2,054
Class Y	  11,800


73A1

Class A   0.129
Class B	  0.103
Class C	  0.103
Class M   0.121

73A2

Class R   0.121
Class R5  0.141
Class R6  0.141
Class Y	  0.137

74U1 (000s omitted)

Class A	  161,463
Class B	  4,562
Class C	  32,223
Class M   16,532

74U2 (000s omitted)

Class R   4,599
Class R5  629
Class R6  18,399
Class Y	  101,235

74V1

Class A	  7.25
Class B	  7.18
Class C	  7.19
Class M   7.08

74V2

Class R   7.19
Class R5  7.33
Class R6  7.35
Class Y	  7.34



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.